Exhibit 10.2

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into by and between Orthovita, Inc., a Pennsylvania corporation having its principal offices in Malvern, PA (the “Company”), and Albert J. Pavucek, Jr. (the “Executive”).

WHEREAS, the Company and the Executive originally entered into an Employment Agreement effective as of April 30, 2007 (the “Original Agreement”) in connection with the Executive’s employment as the Company’s Chief Financial Officer;

WHEREAS, the Company and the Executive desire to amend the Original Agreement effective as of December 15, 2008 solely in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the Original Agreement, as amended and restated herein, is referred to as the “Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree that the Agreement is amended and restated in its entirety to read as follows:

1. Employment.

(a) Term. The initial term of this Agreement shall begin as of April 30, 2007 (the “Effective Date”) and shall continue for two years until April 30, 2009, unless sooner terminated by either party as hereinafter provided. In addition, the term of this Agreement shall automatically renew for periods of one year unless either party gives written notice to the other party at least 180 days prior to the end of the Term or at least 180 days prior to the end of any one-year renewal period that the Agreement shall not be further extended; provided, however, that if a Change of Control (as defined below) shall occur during the Term, the Term shall expire no earlier than 12 months beyond the month in which the Change of Control occurred. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement terminates is referred to herein as the “Term.” In no event shall the expiration of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Section 8.

(b) Duties.

(i) The Executive shall serve as the Chief Financial Officer of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Chief Executive Officer. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Chief Executive Officer.

(ii) The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board of Directors of the Company (the “Board”), in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Company’s Code of Conduct and employment policies. Notwithstanding any provision of this Section 1 of the Agreement to the contrary, in no event shall the Executive invest in any business competitive with the Company or that would otherwise violate the provisions of Section 15 below (other than as a shareholder of less than 1% of a publicly traded company).

2. Base Salary and Bonus.

(a) During the Term, for all of the services rendered by the Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the initial annual rate of $200,000, payable in installments at such times as the Company customarily pays its other employees. The Executive’s Base Salary shall be reviewed periodically by the Board (or a committee of the Board) pursuant to the Board’s normal performance review policies for senior level executives.

(b) In addition, during the Term, the Executive shall be eligible to receive an annual bonus based on the attainment of individual and corporate performance goals and targets, as determined by the Board (or a Board committee), in its sole discretion, as of the beginning of each fiscal year. The target bonus for the Executive for any calendar year during the Term shall be as established by the Board or Board committee, provided, however that the Executive’s target bonus opportunity shall be based on not less than 35% of the Executive’s Base Salary in effect for such calendar year. Promptly after receipt of the financial or other information on which the performance goals are based after the end of the fiscal year, the Board (or Board committee) shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of the Executive’s bonus, if any. The Executive’s bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that in no event shall the Executive’s bonus be paid later than March 15 of the calendar year following the fiscal year for which it was earned.

3. Retirement and Welfare Benefits. The Executive shall be eligible to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings and medical programs, directors and officers liability insurance and other benefit plans or programs generally made available to other senior level executive officers of the Company, if any, pursuant to their respective terms and conditions. In addition, the Executive shall be eligible to participate in any long-term equity incentive programs (including the Company’s 1997 Equity Compensation Plan and any successor plan) established by the Company for its senior level executives generally at levels determined by the Board (or a Board committee) in its sole discretion, commensurate with the Executive’s position as Chief Financial Officer. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

5. Automobile. During the Company’s 2007 fiscal year, the Company shall pay the Executive a monthly car allowance equal to $600 per month, which amount shall be grossed up for taxes at the end of each fiscal year. This allowance is subject to review and adjustment by the Board or Board committee from time to time.

6. Intentionally omitted.

7. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his/her duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

8. Termination Without Cause; Resignation for Good Reason following a Change of Control. The provisions of this Section 8 shall apply if either (i) the Executive’s employment is terminated by the Company without Cause (as defined in Section 14 below) or (ii) the Executive resigns under this Section 8 for Good Reason within twelve months following a Change of Control. The Executive shall give the Company not less than 30 days’ prior written notice of such resignation.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 30 days’ prior written notice to the Executive; provided that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, on the date of the Executive’s termination of employment for any reason, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the board of directors, of the Company and its parents, subsidiaries and affiliates.

(b) Unless the Executive complies with the provisions of Section 8(c) below, upon termination without Cause at any time or resignation for Good Reason following a Change in Control under Section 8(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 8(b), upon termination without Cause at any time or resignation for Good Reason following a Change in Control under Section 8(a) above, as applicable, if the Executive executes and does not revoke a written release, in a form acceptable to the Company, in its sole discretion, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) (the “Release”), the Executive shall be entitled to receive, in lieu of the payment described in Section 8(b) and any other payments due under any severance plan or program for employees or executives, the following:

(i) An amount equal to 18 months of the Executive’s annual Base Salary (at the rate in effect immediately before the Executive’s termination), payable in normal installments in accordance with the Company’s payroll practices; provided, however, that if Executive’s termination without Cause occurs prior to a Change of Control or after twelve months following a Change of Control, the amount payable under this Section 8(c)(i) shall equal 12 months. Payments shall commence within 60 days after the effective date on which the Executive’s employment terminates, except as provided in Section 8(c)(vi) below.

(ii) A pro rata bonus for the year in which the Executive’s termination of employment occurs to the extent that such amount would have been earned in accordance with the terms of the Company’s annual incentive program only with respect to the calendar year in which the Executive’s termination of employment occurs, without regard to a requirement, if any, that the Executive be employed by the Company on the date of payment. The pro-rata bonus shall be payable at the date on which other bonuses are paid for the year after the end of the fiscal year to which it relates; provided that in no event shall the Executive’s pro rata bonus be paid later than March 15 of the calendar year following the fiscal year for which it was earned, except as provided in Section 8(c)(vi) below.

(iii) A monthly payment equal to the monthly Executive’s COBRA health care continuation coverage premium under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) under the Company’s medical plan, for the period following the Executive’s termination equal in duration to the severance period described in Section 8(c)(i) above or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his/her spouse’s employer, whichever is sooner, for himself/herself and, where applicable, his/her spouse and dependents.

(iv) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the Executive as of the date of the Executive’s termination without Cause at any time or resignation for Good Reason following a Change in Control under

Section 8(a) above will become fully vested and exercisable as of the date on which the Executive’s termination without Cause at any time or resignation for Good Reason following a Change in Control occurs. This subsection 8(c)(iv) shall not apply upon Non-Renewal.

(v) Any other amounts earned, accrued and owing but not yet paid under Section 2 above (Base Salary and Bonus) and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(vi) If the Executive is determined to be a Specified Employee (as defined in Section 14(e) below), any amounts payable to him upon separation from service that are deferred compensation under section 409A of the Code shall be postponed and shall be paid in a lump sum after the first to occur of (i) the date that is six months following the Executive’s separation from service or (ii) the Executive’s death. The lump sum payment of such postponed amounts shall be made within five days following the end of the six-month period or within 60 days following the Executive’s death, as applicable. The section 409A postponement period shall not apply to:

(1) separation pay that is exempt from section 409A under the separation pay exception, which exempts an amount up to two times the lesser of (a) the Executive’s annualized compensation for the year prior to the year of separation, or (b) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code and which is paid no later than the last day of the Executive’s second taxable year following the taxable year in which his separation from service occurs; and

(2) any amount exempt from section 409A under the short term deferral exception.

9. Voluntary Termination. The Executive may voluntarily terminate his/her employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

10. Disability. If the Executive incurs a Disability (as defined in Section 14 below) during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

11. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

12. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

13. Change of Control.

(a) Acceleration of Equity Rights. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change of Control (as defined in Section 14 below) during the Term, all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the Executive as of the date of the Change of Control will become fully vested and exercisable as of the date on which the Change of Control occurs.

(b) Application of Section 280G of the Code. Notwithstanding any provision of this Agreement to the contrary, if it is determined that any amount or benefit to be paid or provided under this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement by the Company to or for the benefit of the Executive would be an “excess parachute payment,” within the meaning of section 280G of the Code, or any successor provision thereof, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment as therein defined. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 13(b), shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.

(i) All determinations to be made under this Section 13(b) shall be made by the Company’s independent public accounting firm as in effect immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within 10 business days of the event that gives rise to the “excess parachute payment.” Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

(ii) Within two years after the event that gives rise to the “excess parachute payment,” the Accounting Firm shall review the determination made pursuant to the preceding paragraph. If the Accounting Firm determines that any payments will have been made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company, together with interest at the applicable Federal rate provided for in section 7872(f)(2) of the Code (the “Federal Rate”). In the event that the Accounting Firm determines that additional payments which have not been made by the Company could have been made (“Underpayment”), consistent with the calculations required to be made hereunder, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the Federal Rate.

(iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to this Section 13(b) shall be borne solely by the Company.

(iv) The limitations of this Section 13(b) shall only apply if payments under this Agreement are subject to section 280G at the time of the Change of Control.

14. Definitions.

(a) Disability. For purposes of this Agreement, the term “Disability” shall mean the Executive is unable substantially to perform the essential duties and responsibilities under this Agreement to the full extent required by the Board by reason of mental or physical illness, injury or any other cause for six consecutive months, or for more than nine months in the aggregate during any period of twelve consecutive calendar months.

(b) Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment: (i) the Executive is convicted of a felony, (ii) in the reasonable determination of the Board, the Executive has committed an intentional act of fraud, embezzlement, or theft or engaged in gross negligence in connection with the Executive’s duties in the course of his/her employment with the Company, (iii) the Executive intentionally breached the Executive’s obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof, provided, however, that in any case under this clause (iii), the act or failure to act by the Executive is materially harmful to the business of the Company, and (iv) the failure by the Executive to follow the lawful directives of the Company’s Chief Executive Officer or its Board, provided that (other than in the case of those actions or omissions set forth in clause (i) and (ii) above) the Executive shall have been given reasonably detailed notice that such an event constituting Cause for termination has occurred and shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so. For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed “intentional” or “gross negligence” only if it was done by the Executive in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

(c) Good Reason. For purposes of this Agreement, the occurrence of one or more of the following actions after the occurrence of a Change of Control shall constitute “Good Reason”: (i) a material diminution in the Executive’s duties, responsibilities or authority, (ii) a material reduction in any amount of the Executive’s Base Salary except as part of an across the board reduction applicable to executives generally, or (iii) a failure of the Company to comply with any of the material terms of this Agreement, provided that the Company shall have been given reasonably detailed written notice that such an event constituting cause for termination has occurred and shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so. The Executive must give the Company written notice within 90 days following the event that constitutes Good Reason and the Executive’s termination must occur within one year following such event.

(d) Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning ascribed to such term under the Company’s 1997 Equity Compensation Plan, as in effect on the date hereof and as it may be amended from time to time, or any successor plan.

(e) Specified Executive. For purposes of this Agreement, “Specified Executive” shall mean an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Executives as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Executives, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

15. Restrictive Covenants.

(a) Non-Competition. During the Term, and for the 12-month period beginning on the date the Executive’s employment terminates, for any reason (the “Restriction Period”), the Executive hereby agrees that he/she will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity which designs, manufactures, sells, licenses or markets any technologies or competing products of the Company or any of its subsidiaries or affiliates, or would otherwise conflict with the Executive’s employment by the Company. Such products and technologies include those products and technologies which the Company or any of its subsidiaries or affiliates has developed, manufactured, sold, licensed or marketed now or, at the time of termination of Executive’s employment, may be in the process of developing, manufacturing, selling, licensing or marketing.

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Executive hereby agrees that he/she will not, either directly or through others, hire or attempt to hire, any current or former employee of the Company, or solicit or attempt to solicit any current or former employee, consultant or independent contractor of the Company to change or terminate his, her or its relationship with the Company or otherwise to become an employee for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire.

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Executive hereby agrees that he/she will not, either directly, through others or on behalf of third parties, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Non-Disparagement. Executive agrees that Executive will not disparage the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.

(e) Proprietary Information. At all times during the Term and at all times thereafter, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or disclosure is required by law or in a judicial or administrative proceeding, in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(f) Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(g) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company inventions.

16. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

17. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

18. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19. Mitigation. The Company’s obligations to make payments under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

20. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

Attention: Vice President, Human Resources

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section or as provided on the Company’s website, www.orthovita.com.

21. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 15 and 16, will continue to apply in favor of the successor.

24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

25. Section 409A of the Code.

(a) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A under the “separation pay exception,” to the maximum extent applicable, or another exemption. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if the Executive is considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A.

26. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

28. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 15, 2008.

ORTHOVITA, INC.

By:	/s/ Antony Koblish, President and CEO

EXECUTIVE

/s/ Albert J. Pavucek, Jr.

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